JPMorgan Funds - JPMorgan Trust III
Rule 10f-3 Transactions
For the period from May 1, 2015 to October 31, 2015

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Multi-Manager Alternative Fund
Trade Date 7/17/2015
Issuer WPX Energy Inc (WPX 6.25% July 31, 2018)
Cusip 98212B202
Bonds 5,000
Offering Price $50.00
Spread 1.50%
Cost $250,000
Dealer Executing Trade Bof Merrill Lynch
% of Offering  purchased by firm 0.07%
Syndicate Members BAML,BARCS,BNPPAR,CITI,JPM,WFC
Fund JPMorgan Multi-Manager Alternatives Fund
Trade Date 9/10/2015
Issuer Stericycle, Inc. (SRCL 5.25% Series A Mandatory Convertible Perferred Stock)
Cusip 858912207
Bonds 3,090
Offering Price $100.00
Spread $3.00
Cost $3,090
Dealer Executing Trade Goldman Sachs and Company
% of Offering  purchased by firm 0.04%
Syndicate Members BAML,GS,JPM

Fund JPMorgan Multi-Manager Alternatives Fund
Trade Date 6/4/2015
Issuer AerCap Holdings N.V. (AER) Secondary
Cusip N00985106
Shares 2,397
Offering Price $49.00
Spread $1.23
Cost $117,453
Dealer Executing Trade Goldman, Sachs & Co.
% of Offering  purchased by firm 0.02%
Syndicate Members Citigroup / Goldman, Sachs & Co. / J.P. Morgan / Morgan Stanley / UBS Investment Bank / Barclays / BofA Merrill Lynch / Credit Suisse / Deutsche Bank Securities / RBC Capital Markets / Wells Fargo Securities / BNP Paribas / BTIG / HSBC / Mizuho Securities / Santander / SMBC Nikko / ING / Natixis / Nomura / PNC Capital Markets LLC / RBS / Sandler O'Neill + Partners, L.P.  / Scotiabank / Societe Generale / UniCredit Capital Market / CastleOak Securities, L.P. / C.L. King & Associates / Drexel Hamiltion / Lebenthal Capital Markets / Loop Capital Market / MFR Securities, Inc. / Mischler Financial Group / Ramirez & Co., Inc. / Siebert Brandford Shank & Co., L.L.C. / The Williams Group, L.P.